UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 01, 2022

Paragon 28, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40902	27-3170186
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14445 Grasslands Drive
Englewood, Colorado		80112
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (730) 399-3400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	FNA	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(b)

Effective as of August 1, 2022, Scott Drake resigned as a member of the Board of Directors (“Board”), the lead director of the Board and a member of the audit committee of the Board of Paragon 28, Inc. (the “Audit Committee”), a Delaware corporation (the “Company”). Mr. Drake’s decision to resign was not the result of any disagreement with the Company, the Board, management, or any matter relating to the Company’s operations, policies or practices.

Item 5.02(c)

On August 1, 2022, the Board of the Company appointed Quentin Blackford to the Board as a Class II director and as a member of the Audit Committee of the Board, and as the chair of the compensation committee of the Board (the “Compensation Committee”), effective as of August 1, 2022. Mr. Blackford’s term as director will expire at the 2023 annual meeting of stockholders or until his successor is elected and qualified or his earlier death, resignation, disqualification, retirement or removal.

Mr. Blackford comes to the Company from iRhythm Technologies (Nasdaq “IRTC”), a digital healthcare solutions company, where he serves as President and Chief Executive Officer. He joined iRhythm Technologies in October 2021. Prior to his role at iRhythm Technologies, Mr. Blackford served at Dexcom, Inc. (Nasdaq “DXCM”) a diabetes care technology company, from 2017 to 2021, first as Chief Financial Officer and then as Chief Operating Officer. In this role, Mr. Blackford was responsible for Dexcom’s global operations, strategic development and growth and entrance into new markets. Prior to Dexcom, Mr. Blackford served as Executive Vice President, Chief Financial Officer, Head of Strategy and Corporate Integrity at NuVasive. Inc. (Nasdaq “NUVA”), a medical devices company, where he played a key role in navigating the company through phases of significant growth and profitability improvements since 2009. Prior to 2009, Mr. Blackford served at Zimmer Biomet, Inc. (NYSE “ZBH”) in various senior financial leadership positions. Since October 2017, Mr. Blackford has served as a member of the board of directors of Alphatec Holdings, Inc., where he serves on the compensation committee, audit committee and finance committee. Mr. Blackford is a Certified Public Accountant (inactive) and received dual Bachelor of Science degrees in Accounting and Business Administration from Grace College.

We believe that Mr. Blackford is qualified to serve on our board of directors due to his experience in healthcare, operations, and finance at healthcare solutions companies where he has had extensive experience as a senior executive.

Pursuant to the Company’s non-employee director compensation program, as a non-employee director, Mr. Blackford will receive an initial restricted stock unit (“RSU”) award covering an amount of shares of the Company’s common stock (the “Common Stock”) equal to $300,000 divided by the 30 day average stock price of the Company’s Common Stock on the date of the award grant, which will be August [1], 2022. Mr. Blackford will also receive annual cash retainers in the amount of $45,000 per year for Board service and an additional annual cash retainer in the amount of $15,000 cash per year for his service as the chair of the Compensation Committee and $10,000 cash per year for his service as a member of the Audit Committee. The foregoing description is qualified in its entirety by reference to the text of the Company’s non-employee director compensation program, which was filed as Exhibit 10.9 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 8, 2022.

Mr. Blackford has no relationships requiring disclosure under Item 404(a) of Regulation S-K. Mr. Blackford is not a party to any arrangement or understanding with any other person pursuant to which he was selected as a director.

In addition, Mr. Blackford will enter into the Company’s standard indemnification agreement for directors and officers, the form of which was filed as Exhibit 10.5 to the Company’s Annual Report on Form 10-K filed with the SEC on March 8, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARAGON 28, INC.

Date: August 4, 2022	By:	/s/ Jonathan Friedman
Jonathan Friedman
General Counsel